Exhibit 99

From: Jack Powell (media)
414-221-2361
jack.powell@we-energies.com

Colleen Henderson (analysts)
414-221-2592
colleen.henderson@we-energies.com

October 23, 2003

Wisconsin Energy reports third quarter, nine-month results

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) today reported third quarter net income of $31 million, or $0.26 per share, compared with net income of $52 million, or $0.45 per share, in the third quarter of 2002.

Wisconsin Energy's third quarter results were reduced by a $0.22 per share non-cash charge related to the pending sale of a Siemens power island, which is expected to close in the fourth quarter. Third quarter results were increased by a $0.01 per share gain on the sale of a Minergy investment.

Wisconsin Energy's third quarter results also reflected a decline in utility operating income due to continued cooler weather in the company's service territory, as well as higher fuel and purchased power costs, increased employee benefit costs and higher bad-debt expenses. Weather in the third quarter was 19 percent cooler than for the comparable period a year ago. Manufacturing segment results were up slightly in the face of generally soft domestic economic conditions.

"We are continuing to execute our growth plan in a challenging environment," said Richard A. Abdoo, Wisconsin Energy's chairman and chief executive officer. "Our electric utility set an all-time record for meeting peak demand in August, and we continued to reduce costs and improve efficiency in our pump manufacturing business. We sold more of our non-core assets and will use the proceeds from the sales to further strengthen our core businesses."

Year-to-date earnings through September 30, 2003 were $172 million, or $1.46 per share. Those results compare with earnings of $93 million, or $0.80 per share, for the same period a year ago. Last year's earnings included a $0.79 per share asset valuation charge in the first quarter of 2002 also related to the divestiture of non-core assets. Strong manufacturing segment performance earlier in 2003 contributed to the improved nine-month results. The cooler summer weather during 2003 along with higher fuel and purchased power costs and an increase in benefit and bad-debt expenses held down year-over-year utility operating income.

Conference Call

A conference call is scheduled for 1:30 p.m. (Central Time) on Thursday, October 23, 2003. The presentation will review 2003 third quarter earnings and discuss the company's outlook for the future.

All interested parties, including shareholders, reporters and the general public, are invited to listen to the presentation. The conference call can be accessed by dialing 1.800.360.9865 up to 15 minutes before the call begins. There is no password required. Access also can be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "Q3 Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site detailed financial information on its third quarter performance. The materials are available at 7 a.m. (Central Time) on October 23. An archive of the presentation will be available on the Web site after the call.

All earnings per share numbers listed in this news release are on a diluted basis.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9 billion in assets.

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2002, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$878	$870	$3,022	$2,727

Operating Expenses
Fuel and purchased power	161	173	439	463
Cost of gas sold	84	57	622	356
Cost of goods sold	138	134	422	389
Other operation and maintenance	257	265	790	788
Depreciation, decommissioning
and amortization	85	82	250	238
Property and revenue taxes	21	22	62	67
Asset valuation charges, net	37	-	37	142
Total Operating Expenses	783	733	2,622	2,443

Operating Income	95	137	400	284

Other Income, Net	9	5	30	45

Financing Costs	54	57	161	174

Income Before Income Taxes	50	85	269	155

Income Taxes	19	33	97	62

Net Income	$31	$52	$172	$93
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Earnings Per Share
Basic	$0.26	$0.45	$1.47	$0.81
Diluted	$0.26	$0.45	$1.46	$0.80

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.4	115.3	116.8	115.2
Diluted	118.8	116.1	117.9	116.2

Dividends Per Share of Common Stock	$0.20	$0.20	$0.60	$0.60

WISCONSIN ENERGY CORPORATION SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2003	2002	2003	2002
	(Millions of Dollars)
Operating Income

Utility Energy Segment	$118	$121	$389	$391

Manufacturing Segment	16	15	55	44

Non-Utility Energy Segment	(41)	5	(49)	(125)

Corporate and Other	2	(4)	5	(26)

Total Operating Income	95	137	400	284

Other Income, Net	9	5	30	45

Financing Costs	54	57	161	174

Income Before Income Taxes	50	85	269	155

Income Taxes	19	33	97	62

Net Income	$31	$52	$172	$93
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